Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 70 to Registration Statement No. 33-73404 of Northern Funds on Form N-1A of our report dated May 22, 2009, relating to the financial statements and financial highlights of Small Cap Core Fund, previously known as Small Cap Growth Fund, one of the portfolios constituting Northern Funds, appearing in the Annual Report on Form N-CSR of Northern Funds for the year ended March 31, 2009, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Counsel and Independent Registered Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

February 17, 2010